Exhibit 3.1

sutter ROCK CAPITAL corp.

Articles of Amendment

Sutter Rock Capital Corp., a Maryland corporation (the “Corporation”), having its principal office in the State of Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Corporation desires to, and does hereby, amend its charter (the “Charter”) as currently in effect as hereafter set forth.

SECOND: The Charter is hereby amended by deleting the existing Article II in its entirety and substituting in lieu thereof a new Article II which reads as follows:

ARTICLE II

NAME

The name of the corporation (the “Corporation”) is:

SuRo Capital Corp.

THIRD: The amendment to the Charter as set forth above has been approved by at least a majority of the Board of Directors of the Corporation as required by law. The amendment set forth herein is made without action by the stockers of the Corporation pursuant to Section 2-605 of the Maryland General Corporation Law.

FOURTH: These Articles of Articles of Amendment shall become effective at 12:01 a.m. (E.S.T.) on June 22, 2020.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President and attested by its Chief Financial Officer, Chief Compliance Officer, Treasurer and Corporate Secretary on May 28, 2020.

SUTTER ROCK CAPITAL CORP.

Attest:	/s/ Allison Green	By:	/s/ Mark D. Klein
	Allison Green		Mark D. Klein
	Chief Financial Officer, Chief Compliance Officer, Treasurer and Corporate Corporate Secretary		Chief Executive Officer and President